Exhibit 99.1

Hawaii American Water Files Rate Request Driven by $41 Million in Wastewater System Investments

HONOLULU, HI (August 5, 2024) – On August 2, Hawaii American Water filed a rate adjustment request with the Hawaii Public Utilities Commission (HPUC) for its Hawaii Kai, Mauna Lani, and Waimea wastewater service customers reflecting $41 million in local wastewater infrastructure replacement and upgrades in all three districts. The request reinforces the company’s commitment to replace aging infrastructure, provide safe and reliable service, and comply with environmental regulations.

“We carefully plan investments in our wastewater system to help protect natural resources and the public health and safety of the communities we serve in Honolulu and Hawaii Counties,” said Kevin Tilden, President of California American Water and Hawaii American Water. “Our approach for long-term, efficient, and consistent investment in our wastewater operations as we manage costs helps us deliver high-quality, affordable and reliable service to our customers.”

If approved as filed, the requested funds will support infrastructure improvements for treatment plants, collection systems, and pump stations. Examples of these projects include:
•Mauna Lani Effluent Well Rehabilitation Project
•Waimea Wastewater Treatment Plant Clarifier Improvement Project
•Hawaii Kai Pump Station Improvement Project

If approved, the typical single-family customer on Oahu will see a monthly rate increase of approximately $9. On Hawaii, the typical single-family customer will see a rate increase of approximately $30 to $35 per month. The last rate adjustments for the systems on the island of Hawaii were September 2003 for Mauna Lani operations and January 2011 for Waimea operations. The company last filed a rate case for the Hawaii Kai system, on the island of Oahu, in 2021 with rates effective July 2022. The current application will fund needed infrastructure improvements and will take effect in the summer of 2025, pending approval by the HPUC.

The proposed rates in the rate application are to be reviewed by the HPUC. This process includes multiple opportunities for customer involvement including public hearings and can take up to nine months or more. Customers will be notified of the public hearings and the company’s proposed tariffs and other additional information about the filing will be included on the company’s website, HawaiiAmWater.com.

The company anticipates that any rate changes proposed through this filing will not become effective until mid-2025, after a final rate order is issued by the HPUC.

Rates will remain unchanged until this request undergoes extensive scrutiny by the Division of Consumer Advocacy and approval by the HPUC.

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About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Hawaii American Water
Hawaii American Water, a subsidiary of American Water, provides high-quality wastewater services to approximately 30,000 people.

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Media Contact
Nichole Baxter
Senior Manager, External Affairs
California and Hawaii American Water
Nichole.Baxter@amwater.com